UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/05/2014

HOPTO INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21683

Delaware	13-3899021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1919 S. Bascom Avenue
Suite 600
Campbell, CA 95008
(Address of principal executive offices, including zip code)

800-472-7466
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) and (e)

On May 8, 2014, hopTo Inc. ("hopTo") appointed Jean-Louis Casabonne as its Chief Financial Officer, effective May 8, 2014, and entered into an Employment Letter with Mr. Casabonne, dated April 30, 2014 and executed on May 5, 2014 (the "Employment Letter").

Mr. Casabonne, 56, was director of business development and strategic evangelist at Neustar, Inc. from 2011 through early 2014. From 2002 to 2011 he was the Chief Financial Officer of Quova, Inc., which was acquired by Neustar, Inc. From 1996 to 2001 he was Chief Financial Officer and Vice President of Finance and Operations at Inxight Software, Inc., which was acquired by Business Objects. From 1992 to 1996 he held various finance positions at Xerox Corp. Mr. Casabonne holds MBA and BS degrees from Santa Clara University.

The Employment Letter is at-will and provides for an annual base salary of $225,000. Mr. Casabonne may receive annual bonuses in the amount of 30% of annual base salary based on performance. In addition, Mr. Casabonne will receive one million restricted shares of hopTo common stock, vesting in 33 equal monthly installments, subject to continued employment and the other terms of the company's equity incentive plans.

The foregoing description is qualified in its entirety by reference to the complete text of the Employment Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. A copy of the press release issued by hopTo on May 8, 2014 announcing Mr. Casabonne's appointment is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1        Employment Letter dated April 30, 2014 and executed May 5, 2014 between hopTo Inc. and Jean-Louis Casabonne.

99.1        Press Release announcing the appointment of Mr. Casabonne issued May 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOPTO INC.

Date: May 09, 2014	By:	/s/ Robert L. Dixon
Robert L. Dixon
Vice President of Finance, Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment Letter
EX-99.1	Press Release